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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32523, 33-43447 and 33-56100) on form S-8, and in the registration statement (No. 33-44817) on form S-3 of QVC, Inc. of our report dated March 4, 1994, related to the consolidated balance sheets of QVC, Inc. and subsidiaries as of January 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended January 31, 1994, which report appears in the January 31, 1994 annual report on form 10-K of QVC, Inc.

Our report refers to a change in accounting for income taxes.

Philadelphia, Pennsylvania
April 19, 1994